Exhibit 21.1

Subsidiaries of the Registrant

Aleka Insurance, Inc.

Anderes, LLC

Apparate International C.V.

Portier, LLC

Portier Pacific Pty Ltd

Rasier Operations B.V.

Rasier Pacific Pty Ltd

Uber B.V.

Uber Do Brasil Tecnologia LTDA

Uber International B.V.

Uber International C.V.